Exhibit 99.1

 Diagnostic Products Corporation Announces Plaintiffs in Shareholder
         Derivative Action Have Filed First Amended Complaint

    LOS ANGELES--(BUSINESS WIRE)--July 26, 2006--Diagnostic Products Corporation (NYSE:DP) announced today that plaintiffs in their pending shareholder derivative action, Nicholas Weil, City of Tamarac General Employees' Pension Trust Fund and City of Tamarac Police Officers' Pension Trust Fund, have filed a first amended complaint in the United States District Court of the Central District of California, Case No. CV06-00066DDP. The amended complaint challenges the proposed merger of DPC with a wholly owned subsidiary of Siemens Medical Solutions USA, for a number of reasons, including on the basis of fairness of price, disclosure and conflicts of interest. The amended complaint seeks to enjoin or rescind the proposed merger. The Company believes that the claims are without merit and intends to vigorously defend itself in this case.

    About Diagnostic Products Corporation

    Diagnostic Products Corporation, founded in 1971, is a leader in the global in vitro diagnostics market. DPC's product offering includes the widely accepted IMMULITE(R) series of immunoassay systems, more than 75 immunoassays and an expanding menu of essential specific allergens and allergy panels that are run just like other immunoassays. DPC also designs and manufactures automated laboratory instrumentation and automation solutions that provide fast, accurate results while enabling our customers to do "more with less" in a leaner laboratory. DPC's combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. In fiscal 2005 (December 31), DPC reported sales of $481 million and income from operations of $96 million. Additional information can be found on DPC's website at www.dpcweb.com.

    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200
             Chief Financial Officer